Exhibit 99.1

Combined Financial Statements of

(In Canadian dollars)

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

And Independent Auditors’ Report thereon

Year ended March 31, 2019

KPMG LLP

Vaughan Metropolitan Centre

100 New Park Place, Suite 1400

Vaughan ON L4K 0J3

Canada

Tel 905-265-5900

Fax 905-265-6390

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Ontario Lottery and Gaming Corporation

We have audited the accompanying combined financial statements of Niagara Fallsview Casino Resort and Casino Niagara, which comprise the combined statement of financial position as of March 31, 2019 and the related combined statement of profit and loss, changes in deficit, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KPMG LLP, is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

Basis for Qualified Opinion

International Accounting Standard 1, Presentation of Financial Statements, requires that comparative information be disclosed in respect of the previous period for all amounts reported in the combined financial statements, except when a standard or interpretation permits or requires otherwise. These combined financial statements have been prepared for the purposes of meeting the requirements of Rule 3-05 of Regulation S-X of the United States Securities Exchange Commission, which does not require the presentation of comparative information. Consequently, no comparative information is presented. The omission of comparative information and related information results in an incomplete presentation of the combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Qualified Opinion

In our opinion, except for the omission of comparative information as described in the Basis for Qualified Opinion paragraph, such combined financial statements referred to above present fairly, in all material respects, the combined financial position of Niagara Fallsview Casino Resort and Casino Niagara as of March 31, 2019, and its combined financial performance and its combined cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Chartered Professional Accountants, Licensed Public Accountants

Vaughan, Canada

July 24, 2019

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Combined Statement of Financial Position

(In thousands of Canadian dollars)

March 31, 2019

Assets
Current assets:
Cash (note 8)	$35,964
Trade and other receivables (notes 6 and 8)	10,139
Prepaid expenses (note 8)	2,533
Notes receivable (note 7)	62,938
Assets held for sale (note 8)	136,768

Total current assets	248,342
Non-current assets:
Restricted cash (note 9)	33,077
Property, plant and equipment (notes 8 and 10)	62,834
Leased Casino Niagara building (note 11)	14,833
Leased assets (notes 8 and 12)	387,929

Total non-current assets	498,673

Total assets	$747,015

Liabilities
Current liabilities:
Trade and other payables (notes 8, 13 and 21)	$25,226
Provisions (note 14)	1,139
Due to Operator (notes 8 and 15)	5,085
Due to Government of Canada (note 16)	3,899
Current portion of leased Casino Niagara building obligation (note 17)	3,520
OGAC lease obligation (note 7)	538,016
Due to Ontario Lottery and Gaming Corporation (note 18)	532,435
Liabilities held for sale (note 8)	13,660

Total current liabilities	1,122,980
Non-current liabilities:
Long-term provision—decommissioning liabilities (note 19)	830
Leased Casino Niagara building obligation (note 17)	23,710

Total non-current liabilities	24,540

Total liabilities	1,147,520
Deficit:
Accumulated deficit	(433,582)
Reserves (note 9)	33,077

(400,505)

Total liabilities and deficit	$747,015

Commitments and contingencies (notes 7, 17 and 21)

Related parties (notes 7, 15 and 18)

Subsequent events (notes 1 and 17)

See accompanying notes to combined financial statements.

Approved on behalf of:

George L Cooke, Chair

Lori O’Neill, Director

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Combined Statement of Profit and Loss

(In thousands of Canadian dollars)

Year ended March 31, 2019

Revenue (note 22):
Gaming	$654,692
Non-gaming	40,364

695,056
Expenses:
Gaming:
Win contribution (note 23)	130,938
Operations	119,421

250,359
Non-gaming	116,987
Operator’s fees (note 15)	49,400
General and administration	106,883
Depreciation and net loss on disposal of assets	34,902
Marketing and promotion	80,669
Harmonized sales tax (note 16)	46,013

685,213

Operating income	9,843
Other income (note 24)	11,851
Foreign exchange gain	4,368
Finance costs	(2,478)

Net income	$23,584

See accompanying notes to combined financial statements.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Combined Statement of Changes in Deficit

(In thousands of Canadian dollars)

Year ended March 31, 2019

	Accumulated deficit	Capital renewal reserve	Operating reserve	Total
Balance, March 31, 2018	$(427,173)	$7,137	$26,747	$(393,289)
Net income	23,584	—	—	23,584
Distributions to Ontario Lottery and Gaming Corporation	(30,800)	—	—	(30,800)
Net transfers from (to) reserves (note 9):
Capital renewal reserve	1,974	(1,974)	—	—
Operating reserve	(1,167)	—	1,167	—

	807	(1,974)	1,167	—

Balance, March 31, 2019	$(433,582)	$5,163	$27,914	$(400,505)

See accompanying notes to combined financial statements.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Combined Statement of Cash Flows

(In thousands of Canadian dollars)

Year ended March 31, 2019

Cash flows from operating activities:
Net income	$23,584
Adjustments to reconcile net income to net cash from operating activities:
Unrealized foreign exchange gain	(3,189)
Depreciation and loss on disposal of property, plant, equipment and leased assets	34,902
Finance costs	2,478
Finance income	(1,593)
Accretion expense on long-term provision-decommissioning liabilities	4

Operating cash flows before change in non-cash operating working capital	56,186
Change in non-cash operating working capital:
Trade and other receivables	3,901
Prepaid expenses	9,985
Inventories	4,017
Trade and other payables	(16,450)
Provisions	(262)
Due to Operator	(5,829)
Due to Government of Canada	(248)

Cash used in change in non-cash operating working capital	(4,886)
Interest paid	(2,478)
Interest received	1,593

Net cash flows from operating activities	50,415
Cash flows from financing activities:
Payment of leased Casino Niagara building obligation	(3,222)
Issue of notes receivable	(39,707)
Due to Ontario Lottery and Gaming Corporation	10,744
Distributions to Ontario Lottery and Gaming Corporation	(30,800)

Net cash flows used in financing activities	(62,985)
Cash flows from investing activities:
Decrease in restricted cash	807
Proceeds from disposal of leased assets	158
Increase in net assets held for sale	(49,393)

Net cash flows used in investing activities	(48,428)
Foreign exchange gain on cash held in foreign currency	3,189

Decrease in cash	(57,809)
Cash, beginning of year	93,773

Cash, end of year	$35,964

See accompanying notes to combined financial statements.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements

(In thousands of Canadian dollars)

Year ended March 31, 2019

1.	Reporting entity:

Niagara Fallsview Casino Resort and Casino Niagara (collectively the “Niagara Casinos”) is a gaming and entertainment provider which operates in the Province of Ontario. The Niagara Casinos’ operations include two full-service casinos, a hotel, an entertainment centre and various food and beverage facilities. The Niagara Casinos’ head office resides at 6380 Fallsview Boulevard, Niagara Falls, Ontario L2G 7X5.

Under the terms of the Niagara Falls Permanent Casino Operating Agreement dated July 19, 2002, Falls Management Company (“FMC”) was appointed the sole and exclusive agent to operate both the gaming and non-gaming activities at the Niagara Fallsview Casino Resort (“Fallsview”) and Casino Niagara (except the non-gaming activities with respect to the retail component at Fallsview) by Ontario Lottery and Gaming Corporation (“OLG”). OLG is a Crown Corporation established pursuant to the Ontario Lottery and Gaming Corporation Act, 1999. Under the terms of the Niagara Falls Permanent Casino Retail Component Lease dated June 30, 2004 and subsequent amending agreements, OLG leases the retail component at Fallsview to FMC. On August 1, 2006, the assets, liabilities and business of FMC, with the exception of the excluded assets as defined under Section 2.2 of the General Conveyance and Assignment and Assumption Agreement, were transferred in their entirety to Falls Management Group, L.P. (“FMGLP” or the “Operator”), of which FMC is the General Partner. FMGLP carries on the business of FMC on behalf of the General Partner, and the sole Limited Partner, Falls Entertainment Corporation. All of the pertinent agreements with OLG have been amended to include FMGLP as the operating unit with the approval of OLG.

The Niagara Casinos is a division of OLG and, accordingly, these combined financial statements include the assets, liabilities and operations in connection with the Niagara Casinos for the year ended March 31, 2019. OLG is not subject to income taxes and, accordingly, no income taxes are recorded at the Niagara Casinos. FMC has two wholly owned subsidiaries, Complex Services Inc. (“Complex Services”) and Complex Supply Inc., which provide goods and services to the Niagara Casinos. All transactions with FMC and its subsidiaries are in the normal course of operations. The terms and conditions of these transactions were no more favourable than those available, or which might reasonably be expected to be available, in similar transactions with non-related parties on an arm’s length basis.

On March 30, 2016, OLG exercised an option to not extend the Niagara Falls Permanent Casino Operating Agreement which expired on June 10, 2019. The non-extension fee has been paid by OLG directly and is not reflected in these combined financial statements.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

1.	Reporting entity (continued):

On September 10, 2018, OLG selected MG&E Niagara Entertainment ULC (renamed MGE Niagara Entertainment Inc. on April 29, 2019) (“MGE”) as the Service Provider for the operations of the Niagara Casinos. Under the terms of the Transition and Asset Purchase Agreement between OLG and MGE, OLG is committed to sell certain assets and MGE is to assume certain liabilities related to the Niagara Casinos (note 8), which occurred on June 11, 2019.

2.	Basis of preparation:

(a)	Statement of compliance:

The combined financial statements of the Niagara Casinos for the year ended March 31, 2019 have been prepared at the request of MGE, which request indicated that the combined financial statements are required in order for MGE to comply with a Form 8-K/A filing for the United States Securities and Exchange Commission.

These combined financial statements include the accounts of the Niagara Casinos and have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

These combined financial statements do not include all of the presentation principles of IFRS as issued by the IASB for a complete set of financial statements. International Accounting Standard 1, Presentation of Financial Statements, requires that comparative information be disclosed in respect of the previous period for all amounts reported in the financial statements, except when a standard or interpretation permits or requires otherwise. These combined financial statements have been prepared for the purposes of meeting the requirements of Rule 3-05 of Regulation S-X of the United States Securities Exchange Commission, which does not require the presentation of comparative information. Consequently, no comparative information is presented. The omission of comparative information and related information results in an incomplete presentation of the combined financial statements in accordance with IFRS as issued by the IASB.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

2.	Basis of preparation (continued):

(b)	Basis of measurement:

These combined financial statements have been prepared on the historical cost basis, except for those financial instruments classified as financial assets at fair value through profit or loss that are measured at fair value (note 20).

(c)	Functional and presentation currency:

These combined financial statements are presented in Canadian dollars, which is also the Niagara Casinos’ functional currency and the currency of the primary economic environment in which the Niagara Casinos operates.

(d)	Use of estimates and judgments:

The preparation of these combined financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected.

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the combined financial statements is included in the following note:

•	Leased assets (note 4).

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

2.	Basis of preparation (continued):

Information about significant areas of estimation and uncertainties that have a significant effect on the amounts recognized in the combined financial statements and could result in a material adjustment within the next financial year is included in the following notes:

•	Property, plant and equipment, leased Casino Niagara building and leased assets (notes 10, 11 and 12);

•	Disposal group held for sale (note 8);

•	Due to Government of Canada (note 16);

•	Provisions (note 14);

•	Financial risk management and measurement (note 20); and

•	Commitments and contingencies (note 21).

3.	Changes in significant accounting policies:

(a)	IFRS 15, Revenue from Contracts with Customers (“IFRS 15”):

Effective April 1, 2018, the Niagara Casinos adopted IFRS 15. IFRS 15 supersedes the existing standards and interpretations including International Accounting Standard (“IAS”) 18, Revenue and International Financial Reporting Interpretations Committee (“IFRIC”) 13, Customer Loyalty Programmes. IFRS 15 introduces a single model for recognizing revenue from contracts with customers with the exception of certain contracts under other IFRSs. The standard requires revenue to be recognized in a manner that depicts the transfer of promised goods or services to a customer and at an amount that reflects the expected consideration receivable in exchange for transferring those goods or services. This is achieved by applying the following five steps:

(i)	Identify the contract with a customer;

(ii)	Identify the performance obligations in the contract;

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

3.	Changes in significant accounting policies (continued):

(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the entity satisfies a performance obligation.

IFRS 15 also provides guidance relating to the treatment of contract acquisition and contract fulfillment costs.

The adoption of this standard did not have a material effect on the combined financial statements.

(b)	IFRS 9, Financial Instruments (“IFRS 9”):

Effective April 1, 2018, the Niagara Casinos adopted IFRS 9. IFRS 9 sets out requirements for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. This standard replaces IAS 39, Financial Instruments: Recognition and Measurement. See note 4 for further details.

The adoption of this standard did not have a material effect on the combined financial statements.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies:

The accounting policies set out below have been applied consistently by the Niagara Casinos to the combined financial statements as at and for the year ended March 31, 2019:

(a)	Foreign currency:

Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into the Niagara Casinos’ functional currency, the Canadian dollar, at the exchange rates at that date. Non-monetary assets and liabilities denominated in foreign currencies measured in terms of historical cost are translated into Canadian dollars at historical exchange rates at the date of the transaction. Transactions in foreign currencies are translated into the Niagara Casinos’ functional currency using the exchange rates at the dates of the transactions. Combined statement of profit and loss items are translated at the rate of exchange in effect at the transaction date. Foreign currency translation gains and losses are recognized in the combined statement of profit and loss in the year in which they arise.

(b)	Revenue recognition:

Revenue is measured at the fair value of the consideration received or receivable. Revenue represents the core operating business transactions accounted for under both IFRS 15 and IFRS 9. IFRS 15 reflects revenue earned from those business transactions consummated in exchange for a defined good or service. IFRS 9 captures net gains and losses from game offerings where the outcome is based on a future event.

Gaming revenue, where the outcome is based on a future event, includes revenue from slot and table game operations. Gaming revenue represents the difference between amounts earned through gaming wagers less the payouts from those wagers, net of the change in accrued progressive jackpot liabilities and liabilities under customer loyalty incentive programs. Revenue is recognized in the same period the game is played, and accounted for under IFRS 9.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

Non-gaming revenue includes revenue earned from accommodations, food and beverage, entertainment centre and other goods and services excluding the retail value of accommodations, food and beverage and other goods and services provided to customers on a complimentary basis. Non-gaming revenue is recorded at the retail value, being the stand-alone selling price, and is recognized and accounted for under IFRS 15 as goods and services are transferred to the customer. Other income primarily comprises Automated Teller Machine (“ATM”) fees and miscellaneous income and is recorded as earned.

(c)	Promotional allowances and customer loyalty incentive programs:

(i)	Promotional allowances:

Promotional allowances are allowances that are considered a performance obligation of a revenue generating transaction. Promotional allowances include the retail value of accommodations, food and beverage, entertainment centre and other goods and services provided to patrons on a complimentary basis. Promotional allowances also include the retail value of coupons and other incentives (relating to accommodations, food and beverage, entertainment centre and other goods and services) provided to patrons when these coupons are redeemed.

The estimated costs of providing these goods and services are included in the combined statement of profit and loss under non-gaming expenses.

(ii)	Customer loyalty incentive program:

The Niagara Casinos has a customer loyalty incentive program which allows customers to earn points based on the volume of play during gaming transactions. The points are granted as part of a gaming transaction, and provide customers with the right to receive cash or free or discounted goods and services. In accordance with IFRS 9, a financial liability is recognized when the points are granted and a corresponding amount equal to the cash value is recorded as a reduction to revenue.

The patron’s point balance will be forfeited if the patron does not earn additional points over the prior nine-month period. If the points expire or are forfeited, the financial liability is derecognized and a corresponding credit is recorded to the combined statement of profit and loss.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

(d)	Trade and other receivables:

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost, less any allowance for impairment. Receivables are due for settlement no more than 30 banking days from the date of recognition.

Collectability of trade receivables is reviewed on an ongoing basis. Accounts which are known to be uncollectible are written off. An allowance for impairment is established when there is objective evidence that the Niagara Casinos will not be able to collect all amounts due according to the original terms. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, not including future credit losses, discounted at the asset’s original effective interest rate. The amount of the allowance is recognized in the combined statement of profit and loss.

(e)	Inventories:

Inventories consist primarily of gaming supplies, such as spare parts, and non-gaming supplies, such as food and beverage inventories.

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

(f)	Financial instruments:

(i)	Non-derivative financial assets:

The Niagara Casinos initially recognizes trade receivables on the date that they originate. All other financial assets (including assets designated at fair value through profit or loss) are recognized initially on the trade date at which the Niagara Casinos becomes a party to the contractual provisions of the instrument.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at fair value through profit and loss, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

Subsequent to initial recognition, non-derivative financial assets are either measured at amortized cost using the effective interest method, less any impairment losses or at fair value through profit or loss.

The Niagara Casinos derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred or in which the Niagara Casinos neither transfers nor retains substantially all of the risks and rewards of ownership and they do not retain control of the financial asset. Any interest in transferred financial assets that is created or retained by the Niagara Casinos is recognized as a separate asset or liability.

Financial assets and liabilities are offset and the net amount presented in the combined statement of financial position when, and only when, the Niagara Casinos has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

(ii)	Non-derivative financial liabilities:

The Niagara Casinos has the following non-derivative financial liabilities: trade and other payables, provisions, due to Operator, due to Government of Canada, leased Casino Niagara building obligation, long-term provision—decommissioning liabilities, due to OLG and Ontario Gaming Assets Corporation (“OGAC”) lease obligation.

The Niagara Casinos recognizes financial liabilities issued on the date that they originated. Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

The Niagara Casinos derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

The Niagara Casinos has no non-derivative financial liabilities classified as at fair value through profit or loss.

(g)	Restricted cash:

Restricted cash consists of cash which is restricted for the purposes of funding reserves.

(h)	Property, plant and equipment, leased Casino Niagara building and leased assets:

(i)	Recognition and measurement:

The Niagara Casinos’ policy on capital purchases is that any major purchase that has a useful life beyond one year will be capitalized.

Property, plant and equipment, leased Casino Niagara building and leased assets are measured at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition of an asset, including costs to bring the asset to a condition for its intended use and costs of dismantling and removing items and restoring the site on which the asset is located. When significant parts of an item of property, plant and equipment, leased Casino Niagara building and leased assets have different useful lives, they are accounted for as separate items (major components).

Gains and losses on disposal of an item of property, plant and equipment, leased Casino Niagara building and leased assets are determined by comparing the proceeds from disposal with its carrying amount. Gains and losses on disposal are recognized on a net basis within depreciation and net loss on disposal of assets in the combined statement of profit and loss.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

(ii)	Subsequent costs:

The cost of replacing a part of an item of property, plant and equipment, leased Casino Niagara building and leased assets is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Niagara Casinos, and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment, leased Casino Niagara building and leased assets are recognized in the combined statement of profit and loss as incurred.

(iii)	Depreciation:

Depreciation is calculated based on the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value. Useful lives, over which assets are depreciated, are based on management’s judgement of future use and performance.

Depreciation is recognized on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment, leased Casino Niagara building and leased assets, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset.

Leased Casino Niagara building and leasehold improvements are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Niagara Casinos will obtain ownership by the end of the lease term.

The estimated useful lives for the current year are as follows:

Asset	Rate
Buildings	10 - 50 years
Furniture, fixtures and equipment	2 - 10 years
Gaming assets	3 - 5 years
Leasehold improvements	Lesser of useful life and term of lease
Leased Casino Niagara building	Lesser of useful life and term of lease

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

Property, plant and equipment, leased Casino Niagara building and leased assets are depreciated when ready for their intended use. Leased assets not in use consist of construction in progress and assets purchased prior to year end but are not ready for their intended use and are recorded at cost. Depreciation relating to these assets, the useful lives of which are determined on the same basis as other property, plant and equipment, leased Casino Niagara building and leased assets, commences when the assets are ready for their intended use.

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted, if appropriate.

Borrowing costs incurred during the construction and development of qualifying property, plant and equipment are capitalized and depreciated over the estimated useful lives of the associated property, plant and equipment.

(i)	Disposal group held for sale:

Non-current assets or disposal groups compromising assets and liabilities, are classified as held for sale if it is highly probable that they will be recovered primarily through sale rather than continuing use.

Such assets, or disposal groups, are measured at the lower of the carrying amount or fair value less costs to sell. Any impairment loss on a disposal group is allocated first to goodwill, and then to the remaining assets and liabilities on a pro rata basis, except that no loss is allocated to inventories and financial assets that continue to be measured in accordance with the Niagara Casinos other accounting policies. Impairment losses on initial classification as held for sale and subsequent gains and losses on re-measurement are recognized in the combined statement of profit and loss.

Once classified as held for sale, property, plant and equipment and leased assets are no longer depreciated.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

(j)	Goodwill:

Goodwill arising from a business combination is recognized as an asset at the date that control is acquired. Goodwill is the residual amount that results when the acquisition price of an acquired business exceeds the sum of the amounts allocated to the tangible and intangible assets acquired, less liabilities assumed, based on their fair values. When the Niagara Casinos enters into a business combination, the acquisition method of accounting is used.

Goodwill is not amortized but is tested for impairment at least annually, or more frequently, if events or circumstances indicate that goodwill may be impaired. Absent any triggering events or circumstances during the year, the Niagara Casinos conducts its goodwill impairment test in the fourth quarter of the year. For the purpose of impairment testing, goodwill is assigned to a cash-generating unit (“CGU”) expected to benefit from the combination. Assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or group of assets, or the CGU. If the recoverable amount of the CGU is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the CGU and then to the other assets of the unit pro rata on the basis of the carrying amount of each asset in the CGU. An impairment loss recognized for goodwill is not reversed in a subsequent year.

Goodwill is measured at cost less accumulated impairment losses and has an indefinite useful life. As at March 31, 2019, no impairment existed.

(k)	Impairment:

(i)	Impairment of financial assets:

IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with an ‘expected credit loss’ (“ECL”) model. The new impairment model applies to financial assets measured at amortized cost.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

At each reporting date, the Niagara Casinos assesses whether financial assets carried at amortized cost are credit-impaired. The Niagara Casinos measures loss allowances at an amount equal to lifetime ECLs, except for cash balances for which credit risk (i.e., the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition, which are measured at 12-month ECLs.

For trade receivables, the Niagara Casinos uses historic actual credit losses as the basis for estimating ECLs and uniformly applies this estimate to its gross balance (net of balances already fully impaired and written off) at each reporting date. The Niagara Casinos believes this amount to best reflect the ECL. ECLs are discounted at the effective interest rate of the financial asset.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Niagara Casino considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Niagara Casino’s historical experience and informed credit assessment and including forward-looking information.

Loss allowances on financial assets measured at amortized cost are deducted from the gross carrying amount of the asset and the related impairment loss is recorded separately on the combined statement of profit and loss. The gross carrying amount of a financial asset is written off when the Niagara Casinos has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof.

(ii)	Impairment of non-financial assets:

The carrying amounts of the Niagara Casinos’ non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, the recoverable amount is estimated, at a minimum, each year at the same time.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other CGUs.

If there is an indication that an asset may be impaired, then the recoverable amount is determined for the CGU to which the asset belongs. The Niagara Casinos currently has assessed that it is a single CGU.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in the combined statement of profit and loss. Impairment losses recognized in respect of CGUs reduce the carrying amounts of the assets in the unit (group of units) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. Other impairment losses recognized in prior years are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(l)	Leased assets:

Leases, under the terms of which the Niagara Casinos assumes substantially all the risks and rewards of ownership, are recorded as finance leases which are classified as assets with a corresponding increase to lease obligation. The Niagara Casinos estimates whether substantially all of the risks and rewards of ownership are assumed on a lease-by-lease basis, taking into account the length of the lease, the present value of the minimum lease payments compared to the fair value of the leased asset and other terms contained within the lease.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

Upon initial recognition, the leased asset and the related obligation are measured at an amount equal to the lesser of its fair value and the present value of the minimum lease payments.

Subsequent to initial recognition, the leased asset is accounted for consistently with the accounting policy for property, plant and equipment. The difference between the depreciation of the asset and the actual lease payments is considered imputed interest. Depreciation is recorded when the asset is ready for its intended use.

All other leases are operating leases and the leased items are not recognized in the Niagara Casinos’ combined statement of financial position.

(m)	Trade and other payables:

Trade and other payables represent liabilities for goods and services provided to the Niagara Casinos prior to the end of the year which are unpaid. Such liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest method. The amounts are short-term in nature.

(n)	Provisions:

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Niagara Casinos has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by calculating expected future cash flows that reflect the risks specific to the liability.

Provisions are reviewed at each reporting date and adjusted to reflect the current best estimate.

The estimates used to recognize provisions are based upon currently known factors which may vary over time, resulting in changes in the measurement of recorded amounts.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

(i)	Legal and insurance claims:

The Niagara Casinos recognizes obligations for the settlement of current legal claims against the Niagara Casinos, Complex Services and Complex Supply Inc. The provision is measured based on the best estimate of the expense required to settle a claim which is more than likely to be settled. Each claim is individually reviewed for likelihood of settlement and expected settlement amount.

The Niagara Casinos recognizes obligations for the deductible relating to claims which the Niagara Casinos’ insurance provider has indicated are more than likely to incur costs. The provision is measured based on the best estimate of the expected future expenses, not to exceed the deductible. Each claim is individually reviewed for likelihood of settlement and expected settlement amount.

(ii)	Decommissioning provisions:

The Niagara Casinos records as a liability the fair value of an obligation associated with the retirement of certain tangible, long-lived assets that result from the acquisition, construction, development and/or normal use of its assets. The provision is measured based on the net present value of management’s best estimate of the expenses that will be incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and then amortized over the estimated useful life. The increase in the net present value of the provision is recognized as a finance cost. The provision is remeasured each year and subsequent changes in the provision are capitalized as part of the cost of the long-lived asset and depreciated prospectively over the remaining life of the asset to which the costs relate.

A gain or loss may be incurred upon settlement of the liability.

(o)	Lease payments:

Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except when another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. Contingent rentals arising under operating leases are recognized as an expense in the year in which they are incurred.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

Minimum lease payments made under finance leases are apportioned between the finance cost and the reduction of the outstanding liability. The finance cost is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

At inception of an arrangement, the Niagara Casinos determines whether such an arrangement is or contains a lease. A specific asset is the subject of a lease if fulfillment of the arrangement is dependent on the use of that specified asset. An arrangement conveys the right to use the asset if the arrangement conveys to the Niagara Casinos the right to control the use of the underlying asset.

At inception or upon reassessment of the arrangement, the Niagara Casinos separates payments and other consideration required by such an arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Niagara Casinos concludes for a finance lease that it is impracticable to separate the payments reliably, an asset and a liability are recognized at an amount equal to the fair value of the underlying asset. Subsequently, the liability is reduced as payments are made and an imputed finance charge on the liability is recognized using the imputed interest rate in the lease.

(p)	Finance income and finance costs:

Finance income is comprised of interest earned on bank accounts.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions, and changes in the fair value of financial assets at fair value through the combined statement of profit and loss. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in the combined statement of profit and loss using the effective interest method.

(q)	Income taxes:

As the Niagara Casinos is a division of OLG, which is an agent of the Crown, it is not subject to federal or provincial corporate income taxes or corporate capital taxes.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

4.	Significant accounting policies (continued):

(r)	Accounting standards issued but not yet effective:

The following new accounting standard is not yet effective as at March 31, 2019, and has not been applied in preparing these combined financial statements.

IFRS 16, Leases (“IFRS 16”):

In January 2016, the IASB issued IFRS 16, replacing IAS 17, Leases, and IFRIC 4, Determining Whether an Arrangement Contains a Lease. The standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. IFRS 16 is mandatorily effective for annual periods beginning on or after January 1, 2019. The Niagara Casinos is continuing to assess the impact of this standard on its combined financial statements but does not expect it to have a material impact.

5.	Capital risk management:

The capital structure of the Niagara Casinos consists of cash and deficit, comprising accumulated deficit and reserves.

The Niagara Casinos’ objectives in managing capital are to ensure sufficient resources are available for it to continue to fund future development and growth of its operations and to provide returns to the Province of Ontario.

The Niagara Casinos manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The Niagara Falls Permanent Casino Operating Agreement requires reserve funds be established, as described in note 9. The Niagara Casinos is not subject to any externally imposed capital requirements.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

6.	Trade and other receivables:

Trade receivables	$3,045
Less allowance for impairment	1,255

Trade receivables, net	1,790
Other, net	10,236
Less assets held for sale (note 8)	(1,887)

Trade and other receivables	$10,139

The Niagara Casinos’ exposure to credit and currency risks, and impairment losses related to trade and other receivables is disclosed in note 20.

7.	Notes receivable and OGAC lease obligation:

OLG has entered into several agreements with OGAC, a wholly owned subsidiary of OLG. Under the terms of these agreements, property, plant and equipment, except for the retail component of Fallsview and internal labour costs attributable to the installation of specific equipment, purchased on or subsequent to November 23, 1998 for the Niagara Casinos by OGAC, are leased to the Niagara Casinos at cost with varying lease terms, depending on the nature of the property, plant and equipment. The property, plant and equipment are purchased by OGAC with funds advanced by the Niagara Casinos and settled with the Niagara Casinos by way of non-interest bearing promissory notes due on demand. During the year, net funding of leased asset purchases from the Niagara Casinos to OGAC amounted to $39,707.

As at March 31, 2019, promissory notes receivable amounted to $62,938.

The non-recoverable harmonized sales tax (“HST”) and the additional imputed tax payable on the gaming-related assets, as described in note 16, on the future lease payments is approximately $112,974.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

7.	Notes receivable and OGAC lease obligation (continued):

The lease obligation is non-interest bearing and due on demand.

In addition, a nominal administration fee is paid by the Niagara Casinos to OGAC under the terms of the respective leases, subleases and sublicense agreements.

8.	Disposal group held for sale:

On September 10, 2018, OLG selected MGE as the Service Provider for the operations of the Niagara Casinos. Under the terms of the Transition and Asset Purchase Agreement, OLG committed to sell certain assets and MGE agreed to assume certain liabilities related to the Niagara Casinos. Accordingly, as of March 31, 2019, these assets and liabilities met the criteria to be classified as disposal group held for sale, and are stated at their carrying values. The disposal group held for sale is compromised of the following:

Cash	$49,794
Trade and other receivables	1,887
Prepaid expenses	6,946
Inventories	4,426
Property, plant, equipment and leased assets	71,939
Goodwill	1,776

Assets held for sale	$136,768

Trade and other payables	$11,589
Due to Operator	2,071

Liabilities held for sale	$13,660

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

9.	Restricted cash and reserves:

Included in restricted cash are the below-noted amounts, which are held in separate bank accounts:

	Capital renewal reserve	Operating reserve	Total reserves
Balance, March 31, 2018	$7,137	$26,747	$33,884
Transfer from accumulated deficit	23,401	682	24,083
Interest earned on reserves, transfer from accumulated deficit	78	485	563
Asset purchases, transfer to accumulated deficit	(25,453)	—	(25,453)

Balance, March 31, 2019	$5,163	$27,914	$33,077

Under the terms of the Niagara Falls Permanent Casino Operating Agreement, or other terms as otherwise agreed to, the Niagara Casinos sets aside funds in separate accounts for the following uses:

(a)

Capital renewal reserve—for property, plant and equipment and leased asset additions for the Niagara Casinos, other than normal repairs, and to satisfy specified obligations in the event that cash flows will be insufficient to meet such obligations; and

(b)	Operating reserve—to satisfy specified operating obligations in the event that cash flows will be insufficient to meet such obligations.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

10.	Property, plant and equipment:

Cost:

	Land	Buildings	Furniture, fixtures and equipment	Total
Balance, March 31, 2018	$10,320	$107,744	$580	$118,644
Additions	—	—	—	—
Disposals and retirements	—	(101)	—	(101)
Transfers to held for sale (note 8)	—	—	(580)	(580)

Balance, March 31, 2019	$10,320	$107,643	$—	$117,963

Accumulated depreciation:

	Land	Buildings	Furniture, fixtures and equipment	Total
Balance, March 31, 2018	$—	$52,369	$561	$52,930
Depreciation	—	2,794	5	2,799
Disposals and retirements	—	(34)	—	(34)
Transfers to held for sale (note 8)	—	—	(566)	(566)

Balance, March 31, 2019	$—	$55,129	$—	$55,129

Net book value:

	Land	Buildings	Furniture, fixtures and equipment	Total
Balance, March 31, 2019	$10,320	$52,514	$—	$62,834

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

11.	Leased Casino Niagara building:

Cost:
Balance, March 31, 2019	$48,287

Accumulated depreciation:

Balance, March 31, 2018	$30,958
Depreciation	2,496

Balance, March 31, 2019	$33,454

Net book value:

Balance, March 31, 2019	$14,833

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

12.	Leased assets:

Cost:

	Land	Buildings	Furniture, fixtures and equipment	Leasehold improvements	Gaming assets	Construction in progress and assets not yet in use or held for sale	Total
Balance, March 31, 2018	$46,244	$660,423	$111,737	$120,981	$179,193	$2,469	$1,121,047
Additions/reallocations	—	13,886	(6,054)	6,127	12,553	(1,059)	25,453
Disposals and retirements	—	(1,625)	(9,241)	(228)	(21,481)	—	(32,575)
Transfers to held for sale (note 8)	—	—	(96,442)	(126,880)	(170,265)	(1,228)	(394,815)

Balance, March 31, 2019	$46,244	$672,684	$—	$—	$—	$182	$719,110

Accumulated depreciation:

	Land	Buildings	Furniture, fixtures and equipment	Leasehold improvements	Gaming assets	Construction in progress and assets not yet in use or held for sale	Total
Balance, March 31, 2018	$—	$304,296	$93,817	$114,392	$144,443	$—	$656,948
Depreciation/reallocations	—	27,958	(8,607)	6,920	2,434	—	28,705
Disposals and retirements	—	(1,073)	(8,965)	(228)	(21,316)	—	(31,582)
Transfers to held for sale (note 8)	—	—	(76,245)	(121,084)	(125,561)	—	(322,890)

Balance, March 31, 2019	$—	$331,181	$—	$—	$—	$—	$331,181

Net book value:

	Land	Buildings	Furniture, fixtures and equipment	Leasehold improvements	Gaming assets	Construction in progress and assets not yet in use or held for sale	Total
Balance, March 31, 2019	$46,244	$341,503	$—	$—	$—	$182	$387,929

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

13.	Trade and other payables:

Trade payables and accruals	$15,371
Gaming liabilities	20,422
Other payables and accruals	1,022
Less liabilities held for sale (note 8)	(11,589)

$25,226

Gaming liabilities as at March 31, 2019 comprise progressive jackpots in the amount of $5,442; unredeemed chips in the amount of $4,371; customer loyalty incentive program points in the amount of $2,409; and other gaming-related payables in the amount of $8,200.

The Niagara Casinos’ exposure to foreign currency and liquidity risks related to trade and other payables is disclosed in note 20.

14.	Provisions:

Legal and insurance claims
Balance, March 31, 2018	$1,401
Increases and additional provisions	591
Amounts used	(417)
Amounts reversed	(436)

Balance, March 31, 2019	$1,139

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

15.	Due to Operator:

Effective June 10, 2004 and under the terms of the Niagara Falls Permanent Casino Operating Agreement (the “Operating Agreement”), the Operator is entitled to receive an operator’s fee calculated as a percentage of Gross Revenue and as a percentage of Net Operating Margin, both as defined in the Operating Agreement. In addition, the Operator is entitled to receive additional Operator service fees and an attractor fee (the “Attractor Fee”), dependent on specific defined thresholds and actions by the Operator as detailed in the Operating Agreement.

As at March 31, 2019, the fees due to the Operator amount to $4,780, including the Attractor Fee accrual of $294. The Attractor Fee accrual includes $294 of future Operator’s fees. Other amounts payable to the Operator in the normal course of business through its wholly owned subsidiaries, Complex Services and Complex Supply Inc., amount to $2,071 and are included in liabilities held for sale as at March 31, 2019. Pursuant to the Niagara Falls Permanent Casino Retail Component Lease and the Niagara Falls Permanent Casino Retail Component Lease Amending Agreements, certain operational costs, including Minimum Rent, Percentage Rent and a portion of property taxes, are charged to the Operator as tenant of the Retail Component at Fallsview. Minimum Rent included $10 per annum, the Operator’s proportionate share of marketing and promotion expenses, if any, as defined, and common area maintenance costs, as defined. Charges for Minimum Rent and property taxes in the amount of $2,442 have been recorded in the combined statement of profit and loss. Also, certain operational costs have been incurred by the Niagara Casinos and billed to the Operator. The net operational costs due to the Operator amount to $306.

The total due to the Operator is $5,085. On March 30, 2017, OLG exercised an option to not extend the Operating Agreement, which is set to expire June 10, 2019. The non-extension fee has been paid by OLG directly and is not reflected in these combined financial statements.

FMC, through Complex Services, is the employer for all employees working at the Niagara Casinos and all payroll costs are charged to the Niagara Casinos. These charges amount to $219,063 for the year and are expensed in these combined financial statements. FMC also provides a defined contribution pension plan for all employees. The funding requirements for current service pension costs, amounting to approximately $10,796, were expensed during the year and charged to the Niagara Casinos.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

15.	Due to Operator (continued):

Key management personnel compensation:

The Niagara Casinos’ key management personnel have authority and responsibility for overseeing, planning, directing and controlling the activities of the Niagara Casinos pursuant to and in accordance with the Operating Agreement with the OLG and consist of the Executive Leadership Team.

Key management personnel are employed by FMC, through Complex Services. Compensation for these key management personnel pursuant to their employment relationship comprises the following:

Short-term employee benefits and termination benefits	$5,438
Post-employment benefits	374
Other long-term benefits	70

$5,882

16.	Due to Government of Canada:

Due to Government of Canada comprises non-resident withholding taxes and HST. OLG is the HST registrant for the Niagara Casinos. The Operator files returns in accordance with the Excise Tax Act on behalf of OLG. OLG provides guidance and direction to the Operator with respect to HST. The Niagara Casinos’ net tax for a reporting year is calculated using net tax attributable to both gaming and non-gaming activities.

The non-recoverable gaming activity HST payable to suppliers and the additional imputed tax payable to the federal government is recognized as an expense in the combined statement of profit and loss as HST.

The net tax attributable to gaming activities results in a 26% tax burden on most taxable gaming expenses incurred by the Niagara Casinos.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

17.	Leased Casino Niagara building obligation:

Effective March 2010, the Niagara Casinos entered into an amending agreement for an additional 15-year lease term to March 9, 2025 with Maple Leaf Entertainment Inc., Canadian Niagara Hotels Inc., 1032514 Ontario Limited and Greenburg International Inc. This agreement provides for the lease of the facility which houses Casino Niagara and the license of adjacent parking facilities and is considered to be a finance lease for accounting purposes with an implicit interest rate of 8.5%.

On June 11, 2019, Niagara Casinos lease agreement with respect to Casino Niagara premises was terminated and MGE entered into its own lease arrangement with the landlord immediately following such termination. Niagara Casinos estimates recognizing a $13,227 gain on derecognition of the finance lease liability and asset.

The estimated minimum lease payments to be made under the terms of the lease are as follows:

	Obligation under finance lease
	Principal	Interest	Total
2020	$3,520	$2,192	$5,712
2021	4,029	1,871	5,900
2022	4,387	1,513	5,900
2023	4,777	1,123	5,900
2024	5,201	699	5,900
Thereafter	5,316	234	5,550

Total	27,230	7,632	34,862
Less current portion	3,520	2,192	5,712

	$23,710	$5,440	$29,150

The imputed interest portion of payments made during the year was $2,478.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

17.	Leased Casino Niagara building obligation (continued):

The non-recoverable HST and the additional imputed tax payable on the gaming-related assets, as described in note 16, on the future lease payments are approximately as follows:

2020	$2,719
2021	2,808
2022	2,808
2023	2,808
2024	2,808
Thereafter	2,642

$16,593

Under the terms of the lease, the Niagara Casinos is also responsible to pay for property taxes. In 2019, property taxes in the amount of $610 are included in general and administration expenses in the combined statement of profit and loss. The future value of this operating expense cannot be determined due to the uncertainty of future tax rates.

18.	Due to Ontario Lottery and Gaming Corporation:

As at March 31, 2019, the balance due to OLG amounted to $532,435. The balance is non-interest bearing with no fixed terms of repayment. OLG has confirmed its intent to demand repayment of this balance during the next 12 months and, as such, the balance has been classified as a current liability.

19.	Long-term provision—decommissioning liabilities:

As at March 31, 2019, the Niagara Casinos recorded a liability of $830 for the estimated present value of the costs of retiring leasehold improvements at the maturity of the lease with respect to the leased Casino Niagara building. The gross amount of the obligation is $830, which is expected to be paid out in March 2025. The credit-adjusted risk-free rate is 2%. The accretion expense for the year was $4.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

20.	Financial risk management and measurement:

(a)	Overview:

The Niagara Casinos has exposure to credit risk, liquidity risk and market risk from its use of financial instruments. This note presents information about the Niagara Casinos’ exposure to each of the above risks and the Niagara Casinos’ objectives, policies and processes for measuring and managing these risks.

(b)	Credit risk:

Credit risk is the risk that the Niagara Casinos will suffer a financial loss due to a third party failing to meet its financial or contractual obligations with the Niagara Casinos. The Niagara Casinos has financial instruments that potentially expose it to a concentration of credit risk. These instruments consist of trade and other receivables.

Trade and other receivables include credit provided to patrons of the Niagara Casinos. The Niagara Casinos’ exposure to credit risk is influenced primarily by the individual characteristics of each patron. The Niagara Casinos performs ongoing credit evaluations of its patrons and maintains reserves for potential credit losses. The carrying amount of these financial assets represents the maximum credit exposure.

The amounts disclosed in the combined statement of financial position are net of allowances for impairment, which consist of a specific provision that relates to individually significant exposures, estimated by management based on prior experience and their assessment of the current economic environment. The Niagara Casinos establishes an allowance for impairment that represents its estimate of potential credit losses but historically has not experienced any significant losses. As at March 31, 2019, the Niagara Casinos had an allowance for impairment of $1,673, which represented approximately 14% of the Niagara Casinos’ trade and other receivables. The Niagara Casinos determined that the allowance for impairment is reasonable based on the related credit risk.

The Niagara Casinos has a formal policy in place for liquid investments, which provides direction for management to minimize risk.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

20.	Financial risk management and measurement (continued):

(c)	Liquidity risk:

Liquidity risk is the risk that the Niagara Casinos will not be able to meet its financial obligations as they fall due. The Niagara Casinos’ approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions.

The Niagara Casinos currently settles its financial obligations using cash provided by operations. The Niagara Casinos has established reserves in accordance with the Operating Agreement, or other terms as otherwise agreed. In addition, there were no investments at year end, further reducing liquidity risk.

The Niagara Casinos manages its liquidity risk by performing regular reviews of gross profit and cash flows from operations and continuously monitoring the forecast against future liquidity needs. Given the Niagara Casinos’ unique line of business, which historically has generated positive cash flows, liquidity risk is of minimal concern.

The undiscounted contractual maturities of the financial liabilities are as follows:

2019	Carrying amount	Contractual cash flows	< 1 year	1 - 2 years	2 - 5 years	> 5 years
Trade and other payables	$25,226	$25,226	$25,226	$—	$—	$—
Provisions	1,139	1,139	1,139	—	—	—
Due to Operator	5,085	5,085	5,085	—	—	—
Due to Government of Canada	3,899	3,899	3,899	—	—	—
Liabilities held for sale (note 8)	13,660	13,660	13,660	—	—	—
Long-term provision—decommissioning liabilities	830	830	830	—	—	—
Leased Casino Niagara building obligation	27,230	34,862	5,712	5,900	17,700	5,550
Due to OLG	532,435	532,435	532,435	—	—	—
OGAC lease obligation	538,016	538,016	538,016	—	—	—

	$1,147,520	$1,155,152	$1,126,002	$5,900	$17,700	$5,550

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

20.	Financial risk management and measurement (continued):

(d)	Market risk:

Market risk is the risk the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises foreign currency risk and other market price risk.

(i)	Foreign currency risk:

Foreign currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. The Niagara Casinos is exposed to foreign currency risk by settling certain obligations in foreign currencies (primarily U.S. dollars) and by holding bank accounts and liquid investments in U.S. dollars.

The majority of the Niagara Casinos’ suppliers and patrons are based in Canada and, therefore, transact in Canadian dollars. Some suppliers and patrons are based outside of Canada. The suppliers located outside of Canada typically transact in U.S. dollars. The Niagara Casinos attracts U.S. players who are required to exchange their U.S. currency to Canadian currency prior to play. The Niagara Casinos exchanges U.S. currency using the daily market exchange rate, and utilizes both a buy and sell rate. The Niagara Casinos holds U.S. dollar cash and bank accounts for the purposes of transacting in U.S. currency with patrons, as well as paying its U.S.-based suppliers. The balances held in U.S. dollars are closely monitored to ensure future U.S. dollar requirements are met. As a result, there is some exposure to foreign currency fluctuations and the Niagara Casinos’ foreign exchange gain for the year ended March 31, 2019 is $4,368. The impact of fluctuations in foreign exchange rates is not significant and, accordingly, a sensitivity analysis has not been provided.

The Niagara Casinos’ exposure to currency risk is as follows, based on carrying amounts:

Cash	$12,567
Trade and other payables	(1,662)

Net exposure	$10,905

All U.S. dollar balances are shown in Canadian dollar equivalents.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

20.	Financial risk management and measurement (continued):

(ii)	Other market price risk:

Other market price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from currency risk). The Niagara Casinos is exposed to other market price risk, with respect to energy cost risks as required. The Niagara Casinos enters into forward pricing agreements to mitigate this risk.

(e)	Fair value measurement:

Financial instruments are measured subsequent to initial recognition at fair value, grouped into Levels 1 to Level 3 based on the degree to which the fair value is observable:

•	Level 1—fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2—fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•	Level 3—fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Niagara Casinos has determined the fair value of its financial instruments as follows:

The carrying amounts in the combined statement of financial position of due to Government of Canada and trade and other payables approximate their fair values because of the short-term nature of these financial instruments or because they are receivable/payable on demand.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

20.	Financial risk management and measurement (continued):

Due to Operator, OGAC lease obligation and due to OLG include receivables and liabilities to/from related parties, resulting from transactions that are in the normal course of operations. The terms and conditions of these transactions were no more favourable than those available, or which might reasonably be expected to be available, in similar transactions with non-related parties on an arm’s length basis.

The fair value of the Niagara Casinos’ derivative instruments, which are forward pricing agreements, is based on values quoted by the counterparties to the agreements. These derivative instruments are included in Level 1 since the fair market value measurements are based on quoted prices in active markets.

The fair value of the leased Casino Niagara building obligation is based on an average of certain property values obtained through independent market value assessments. The leased Casino Niagara building obligation is included in Level 2 since the fair market value measurement is based on observable market data other than quoted prices.

There were no combined financial statement categories in Level 3 (valuation techniques using non-observable data) for the year ended March 31, 2019.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

21.	Commitments and contingencies:

(a)

The Niagara Casinos has entered into various operating lease and purchase agreements for its property, equipment and supplies. The future minimum lease payment below reflects the current lease rates and future commitments with respect to the following year:

2020	$770

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

21.	Commitments and contingencies (continued):

(b)

On May 17, 2013, OLG announced a new Municipality Contribution Agreement, which amended the terms of the hosting fee arrangement with the Municipal Corporation of the City of Niagara Falls (the “City”). Commencing April 1, 2013, the City receives the following, as defined in the Municipality Contribution Agreement:

(i)	5.25% on the first $65 million of annual slot revenue; plus

(ii)	3.00% on the next $135 million of annual slot revenue; plus

(iii)	2.50% on the next $300 million of annual slot revenue; plus

(iv)	0.50% on the remainder of annual slot revenue; plus

(v)	4.00% on table game revenue, where applicable.

These costs are recorded in general and administration expenses in the combined statement of profit and loss as incurred. As at March 31, 2019, $4,672 payable under the Municipality Contribution Agreement is included in trade and other payables.

(c)

The Niagara Casinos is involved in litigation and claims that arise from time to time in the normal course of business. In the opinion of management, any liability that may arise from such contingencies would not have a material impact on the combined financial position of the Niagara Casinos. Estimates, where appropriate, have been included in the combined statement of financial position (note 14); however, additional settlements, if any, concerning these contingencies will be accounted for as an expense in the combined statement of profit and loss in the year in which the settlement occurs.

22.	Revenue:

Gaming revenue and non-gaming revenue for the year ended March 31, 2019 have been recorded, net of promotional allowances of $22,579 and $87,674, respectively.

Recorded as a reduction of gaming revenue is a charge of $20,179 for non-discretionary incentive programs that provide customers with a cash redemption alternative and a charge of $2,400 for discretionary incentive programs for the year ended March 31, 2019.

NIAGARA FALLSVIEW CASINO RESORT AND CASINO NIAGARA

Notes to Combined Financial Statements (continued)

(In thousands of Canadian dollars)

Year ended March 31, 2019

22.	Revenue (continued):

The non-gaming promotional allowances include the retail value of accommodations, food and beverage, entertainment centre and other goods and services provided to patrons on a complimentary basis.

23.	Win contribution:

Win contribution relates to payments to be made under the Enabling Legislation to the Consolidated Revenue Fund of the Province of Ontario. The amount remitted is calculated based on 20% of gaming revenue in accordance with the Ontario Lottery and Gaming Corporation Act, 1999.

24.	Other income:

ATM fees	$7,374
Miscellaneous income	4,477

$11,851